FX ENERGY, INC.

3006 Highland Drive, #206

Salt Lake City, Utah 84106 USA

Telephone: (801) 486-5555

Facsimile: (801) 486-5575

February 14, 2007

H. Allen Turner

P.O. Box 1664

Wilson, WY 83014

Re:	Appointment as a Director

Dear Allen:

We are pleased that you have agreed to be appointed as a director of FX Energy, Inc., and look forward to your added perspective to our discussions.

As we have discussed, subject to review of your Director Questionnaire, we expect you will be appointed as a director to our classified board under a term that will expire at the 2009 annual general meeting of stockholders and will be subject to reelection by our stockholders at three year intervals thereafter. As an interim appointment you will also stand for election at the 2007 Shareholders’ meeting. In addition, we expect that initially you will be named to the Audit, Compensation and Nomination and Governance committees, subject to such change in appointment as the board may determine. We expect that you will chair the Audit committee beginning with the May 2007 meeting of the Board of Directors.

As a director, FX Energy will compensate you as follows:

(a)	an annual director’s fee of $20,000, plus $1,500 for each meeting of the board, payable quarterly in arrears; an annual fee for service as chairman of the Audit committee of $15,000;

(b)

an initial one-time sign-on restricted stock grant of 10,000 shares under our current long-term incentive plan plus a stock grant of 4,800 shares under our current long-term incentive plan being this year’s annual grant recently made to each of the other independent directors; and

(c)	reimbursement of direct expenses incurred by you as a director in accordance with Company policy.

Compensation of directors is reviewed annually by the whole board and is subject to adjustment by the board in its discretion.

We ask that you observe the customary SEC requirements regarding reporting your FX Energy stock ownership and avoiding insider trading and short-swing profits and other requirements that may apply now or in the future.

FX ENERGY, INC.

H. Allen Turner

February 14, 2007

____________________________

FX Energy indemnifies its directors to the fullest extent provided by law and pursuant to a separate indemnification agreement that we will enter into with you. Our indemnification obligation is supported by officer and director liability insurance.

We are pleased to have you as a member of our board to pursue our exciting opportunities and look forward to working with you. If this invitation is acceptable to you, please sign in the space provided and return the signed copy.

Sincerely,

FX Energy, Inc.

/s/ David N. Pierce

David N. Pierce

President

Accepted this 14th day of February, 2007.

/s/ H. Allen Turner

H. Allen Turner